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                                                          EXHIBIT 23.3



         Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of Churchill Downs Incorporated for the registration of two million shares of common stock of our report dated April 7, 1998, with respect to the consolidated financial statements of Racing Corporation of America included in Churchill Downs Incorporated's Current Report (Form 8-K/A) dated December 21, 1998, filed with the Securities and Exchange Commission.

                                   /s/ Ernst & Young LLP

July 14, 1999
Louisville, Kentucky